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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                    FORM 8-K

                                 CURRENT REPORT



                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934


         Date of Report (Date of earliest event reported ) July 3, 1997


                          DRUG GUILD DISTRIBUTORS, INC.
             (Exact Name of Registrant as Specified in its Charter)



New Jersey                       2-96510-NY                    11-2269958
(State of other            (Commission File Number)          (IRS Employer
jurisdiction of                                               Identification
incorporation)                                                    Number)


                  350 Meadowland Parkway, Secaucus, New Jersey        07096
                  (Address of Principal Executive Offices)          (Zip Code)

                         Registrant's telephone number,
                       including area code, (201) 348-3700


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Item 2: ACQUISITION OR DISPOSITION OF ASSETS

     On July 3, 1997 (the "Closing Date"), Drug Guild Distributors, Inc. (the "Company") consummated a sale of substantially all of its assets pursuant to an asset purchase agreement dated as of July 1, 1997 (the "Agreement"), by and among the Company, Neuman Health Services, Inc. and Neuman Distributors, Inc. (hereinafter collectively referred to as "Neuman") pursuant to which Neuman acquired substantially all of the assets, business and goodwill of the Company, including the exclusive right for use of the name "Drug Guild." The Agreement specifically excludes any claims for tax refunds, any claims the Company may have against its officers, employees and third parties, certain insurance policies, certain motor vehicles, any net operating loss carry forward and any other assets or claims of the Company that do not involve its inventory or are not specified on the Company's closing balance sheet.

     Neuman has agreed to assume and to pay, perform or discharge certain specified liabilities of the Company, including trade accounts payable, accrued expenses as reflected on the closing balance sheet, the collective bargaining agreement with Local 815, each of the Company's leases, all expenses incurred in the ordinary course of business, the bank debt and long term notes. However, Neuman did not assume severance or termination payments, worker compensation claims, liability for any federal, state or income taxes, environmental claims, undisclosed or contingent liabilities, penalties, fines that may be assessed by the Drug Enforcement Administration or liabilities with respect to the preferred stock of the Company.

     The purchase price consists of cash and promissory notes and is equal to $1,000,000 plus the net asset value of the Company, $18,684,000, which was determined by subtracting the value of the assumed liabilities from the assets being purchased by Neuman, as estimated by a Closing Balance Sheet prepared by the Company as of May 31, 1997. An audit of such assets and liabilities as of the Closing Date will be conducted by Neuman's auditors and, accordingly, the purchase price will be subject to adjustment based on the Audited Balance Sheet and subsequently subject to adjustment until the first anniversary of the Closing Date for items effecting accounts payable, accrued expenses and accounts receivable.

     On the Closing Date, Neuman provided the Company with the following consideration in addition to the assumption of liabilities described above:

          (a) a cash payment of $4,000,000;

          (b) the balance of the purchase price reflected by a four-year promissory note, secured by a letter of credit, for $14,684,000, bearing interest at a rate determined quarterly equal to the higher of 1% plus the 180-day Libor rate, or the rate specified for U.S. Treasury Notes with maturities equal to the remaining term of the note, but no lower than the Federal Rate as disseminated by the Internal Revenue Service from time to time (the "Secured Note");

          (c) an unsecured promissory note for $1,000,000 payable four years after the closing without interest (the "Unsecured Note"); and


          (d) an option in favor of the Company's shareholders to purchase, under certain conditions, an aggregate amount of Neuman shares equal to 10% of Neuman shares to be made available in a public offering in the event Neuman files a registration statement with the Securities and

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     Exchange Commission prior to the fourth anniversary of the closing date for the purpose of an initial public offering of Neuman shares, at a purchase price equal to 85% of the per share offering price.

     The Secured Note is to be paid as follows:

          (a) $2,000,000 during the first year in equal quarterly payments together with interest on the amount being paid;

          (b) the first year's interest on the balance of the Secured Note shall be calculated based on the Adjusted Principal Amount and shall be paid along with the first payment due after the Adjusted Principal Amount (hereinafter defined) has been determined; and

          (c) the remaining principal of the Secured Note shall be paid over the following three years in 12 equal quarterly principal payments, with interest on the unpaid balance.

     At the end of the first year following the closing, provided Neuman is not in default under the Secured Note, Neuman will have the right to reassign uncollected accounts receivable and notes to the Company and have the principal of the Secured Note reduced by an amount equal to the reassigned receivables and notes, less certain credits to which the Company may be entitled (the "Adjusted Principal Amount"). Neuman is prohibited from doing business with any customer whose indebtedness has been reassigned for a period of two years. Neuman has also agreed to various provisions preserving the payment terms of current customers of the Company and providing employment offers to the Company's current employees.

ITEM 5. OTHER EVENTS

     On June 27, 1997, a Special Shareholders Meeting was held at which time the Board of Directors of the Company was reduced to seven persons with five persons constituting a quorum. The following persons were elected at the meeting to the Company's Board of Directors for a term of one year or until their replacements are elected and qualify:

        Harold Blumenkrantz                      Paul Emanuel
        Alfred Hertel                            Michael Katz
        Gerald Koblin                            Howard Sternheim
        Ernest Wyre

     At a Board of Directors Meeting immediately following the Shareholders Meeting, the following persons were elected as officers of the Company:


        President                                Harold Blumenkrantz
        Vice-President                           Michael Katz
        Vice-President                           Howard Sternheim
        Secretary/Treasurer                      Gerald Koblin


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                                   SIGNATURES


     Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the Registrant has duly caused this Amended Report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: July 17, 1997

                                           DRUG GUILD DISTRIBUTORS, INC.

                                           By: /s/ Harold Blumenkrantz
                                               ---------------------------
                                               Harold Blumenkrantz
                                               President